UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2014

UMAMI SUSTAINABLE SEAFOOD INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52401	98-06360182
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1230 Columbia Street, Suite 440 San Diego, California		92101
(Address of Principal Executive Offices)		(Zip Code)

(619) 544-9177
(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 14, 2014, Baja Aqua Farms, S.A. de C.V. (“Baja”), a subsidiary of Umami Sustainable Seafood, Inc. (“Umami”), entered into a definitive Agreement on Purchase of Shares (the “Purchase Agreement”) with J-Trading, Inc., a Japanese company (the “Purchaser”) and Integral Partners Corporation, a private-equity fund based in Tokyo, Japan (“Integral”). Integral is supporting the Purchaser with funding for the transaction.

Pursuant to the terms of the Purchase Agreement, Baja agreed to sell, and the Purchaser agreed to purchase, shares of Kali Tuna d.o.o. (“Kali”) that represent 100% of Kali’s share capital, for total consideration of 1.2 billion Japanese Yen (approximately US$10.2 million), subject to certain closing adjustments. Kali also owns 100% of the share capital of M.B. Lubin d.o.o. Including the assumption of Kali debt, the total enterprise value of the transaction is approximately US$35.4 million. Kali, a limited liability company organized under the laws of the Republic of Croatia, is an Atlantic Bluefin Tuna farming operation located in the Adriatic Sea off the coast of Croatia.

The Purchase Agreement includes customary representations, warranties, covenants, and indemnification provisions (subject to limitations set forth in the Purchase Agreement), and the closing of the transaction is conditioned upon customary closing conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement on Purchase of Shares of Kali Tuna d.o.o., dated November 14, 2014, by and between Baja Aqua Farms, S.A. de C.V. as seller and J-Trading, Inc. as purchaser.*

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Umami hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

By:	/s/ Timothy P. Fitzpatrick
Timothy P. Fitzpatrick
Chief Executive Officer

 Date: November 20, 2014